Exhibit 99.1

                CONFIDENTIAL DRAFT--NOT FOR DISTRIBUTION
                ----------------------------------------

 NTL Europe, Inc. Announces Emergence from Chapter 11 Bankruptcy Today

      New York, New York, January 10, 2003 - NTL Europe, Inc. (the "Company") announced today that it has emerged from Chapter 11 bankruptcy reorganization following the successful implementation of the Second Amended Joint Reorganization Plan of NTL Incorporated ("Old NTL Inc." and, together with its debtor and non-debtor subsidiaries, "Old NTL") and Certain Subsidiaries, dated July 15, 2002, as subsequently modified (the "Plan"), which became effective today. As previously announced, the Plan was confirmed by order of the United States Bankruptcy Court for the Southern District of New York on September 5, 2002. Old NTL and its debtor subsidiaries filed for bankruptcy reorganization on May 8, 2002.

      Pursuant to the Plan, Old NTL was reorganized into two separate companies, which are the corporations previously named "NTL Incorporated" and "NTL Communications Corp." NTL Incorporated was renamed "NTL Europe, Inc." (the "Company") and is the holding company for substantially all of NTL's businesses and investments in continental Europe as well as other minority investments and interests. NTL Communications Corp. was renamed "NTL Incorporated" and is the holding company for substantially all of Old NTL's businesses and operations in the United Kingdom and Ireland. For a more complete description of the business, investments and operations of NTL Europe, Inc., as well as significant risks relating to an investment in the Company and its securities, please refer to the Company's current report on Form 8-K filed today with the Securities and Exchange Commission.

      In addition, on the Effective Date and pursuant to the Plan, all previously outstanding public debt, equity securities, warrants and stock options of Old NTL Inc. were cancelled and the Company issued 20,000,000 shares of common stock, par value $0.01 per share, together with associated preferred stock purchase rights, and approximately 7,364,000 shares of 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the "Preferred Stock"). Pursuant to the Confirmation Order, $25 million of Preferred Stock was redeemed by the Company today with such redemption for procedural purposes being treated as a distribution under the Plan. Immediately after such redemption, there remains outstanding approximately $343 million of liquidation preference of Preferred Stock remains outstanding, which is equal to approximately 6,864,000 shares of Preferred Stock. For a more complete description of the Company's securities, please refer to the Form 8-A/A filed today with the Securities and Exchange Commission.

      For further information, please visit the Company's website at www.ntleurope.com.